EXHIBIT 10.25

2010 PERFORMANCE OBJECTIVES – CEO AND PRESIDENT

TARGET BONUS AS A PERCENTAGE OF BASE SALARY

The 2010 target bonus for the Chief Executive Officer (“CEO”) of Allergan, Inc. (the “Company”) will be an amount equal to 130% of the CEO’s annual base salary as of the last day of the 2010 fiscal year. The 2010 target bonus for the President of the Company (“President”) will be an amount equal to 77% of the President’s annual base salary as of the last day of the 2010 fiscal year. The 2010 target bonus amounts for the CEO and the President are referred to herein individually as a “Target Bonus Amount” and collectively as the “Target Bonus Amounts.”

2010 PERFORMANCE OBJECTIVES AND BONUS AMOUNT DETERMINATION

If the Company’s 2010 Adjusted EPS is greater than the Threshold EPS, the CEO and President will be eligible to receive a bonus based on the following three criteria: (i) 2010 Adjusted EPS, (ii) 2010 Revenue Growth and (iii) 2010 R&D Reinvestment Rate. The bonus (if any) payable will be an amount determined by multiplying (i) the Target Bonus Amount by (ii) the Target Bonus Multiplier. In no event, however, will the CEO or President be eligible to receive all or any portion of such bonus if the Company’s 2010 Adjusted EPS does not exceed the Threshold EPS. For sake of clarity, if the Company’s performance exceeds any of the targets for 2010 Revenue Growth and/or 2010 R&D Reinvestment Rate, but actual 2010 Adjusted EPS does not exceed the Threshold EPS, no bonus will be payable. Payment of the CEO’s and President’s 2010 performance bonus (if any) will be made in accordance with, and subject to, the terms of the Allergan, Inc. 2006 Executive Bonus Plan, as in effect on the date hereof (the “Plan”), including, without limitation, the provisions of Sections 2.4, 3.3 and 6.3 of the Plan.

For purposes of determining the CEO’s and President’s 2010 performance bonus, the following terms will have the following meanings:

“2010 Adjusted EPS” means the Company’s 2010 Adjusted Net Earnings divided by the weighted average number of common shares outstanding on a diluted basis during 2010, rounded to the fourth decimal place.

“2010 Adjusted Net Earnings” means the Company’s net earnings from continuing operations for the 2010 fiscal year, adjusted to:

•	remove the effects of extraordinary, unusual or non-recurring items;

•	remove the effects of items that are outside the scope of the Company’s core, on-going business activities;

•	remove the effects of accounting changes required by United States generally accepted accounting principles;

•	remove the effects of financing activities;

•	remove the effects of expenses for restructuring or productivity initiatives;

•	remove the effects of non-operating items;

•	remove the effects of spending for acquisitions;

•	remove the effects of divestitures; and

•	remove the effects of amortization of acquired intangible assets.

2010 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

“2010 Revenue Growth” means the percentage increase (if any) in net product sales for the 2010 fiscal year relative to net product sales for the 2009 fiscal year, adjusted for the translation effect of changes in foreign exchange rates between each fiscal year, rounded to the nearest one-hundredth of one percent.

“2010 R&D Reinvestment Rate” means total research and development expenses for the 2010 fiscal year as a percentage of the Company’s total net sales, for the 2010 fiscal year, rounded to the nearest one-hundredth of one percent.

“EPS Target” means an amount per share specified by the Organization and Compensation Committee at the time of adoption of these performance objectives.

“Target Bonus Multiplier” means the sum of the “% of Target Bonus Amount” corresponding to: (a) the Company’s 2010 Adjusted EPS, (b) the Company’s 2010 Revenue Growth, and (c) the Company’s 2010 R&D Reinvestment Rate, in each case as determined in accordance with the tables set forth on Exhibit A.

“Threshold EPS” means the EPS Target, less $0.15.

2010 METHOD OF BONUS PAYMENT

Bonuses will be paid in cash up to a maximum bonus pool equal to 100% of Plan participants’ bonus targets. Bonuses will be paid in restricted stock or restricted stock units to the extent the bonus pool exceeds 100% of Plan participants’ bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years from the award effective date. Any payment in the form of restricted stock or restricted stock units will be issued under the Company’s 2008 Incentive Award Plan. Subject to the terms of the 2008 Incentive Award Plan, upon a recipient’s death or Total Disability (as defined below), or upon a recipient’s Normal Retirement Eligibility Date (as defined below), all of the restrictions imposed on the recipient’s restricted stock or restricted stock units shall lapse. For purposes of the foregoing, (i) “Total Disability” has the meaning set forth in Section 22(e)(3) of the Internal Revenue Code (generally defined as the inability of a recipient, by reason of mental or physical illness, to perform any substantial gainful activity, which disability is expected to result in death or continue for a period of at least 12 months) and (ii) a recipient’s “Normal Retirement Eligibility Date” means the date on which the recipient has (a) attained age 55 and (b) been employed by the Company for a minimum of 5 years.

2010 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

EXHIBIT A

TO

2010 PERFORMANCE OBJECTIVES – CEO AND PRESIDENT

2010 ADJUSTED EPS, 2010 REVENUE GROWTH AND

2010 R&D REINVESTMENT RATE PERFORMANCE

Earnings Per Share			Revenue Growth		R&D Reinvest Rate
EPS Range %	EPS Range	Bonus % of Target	Revenue Growth	Bonus % of Target	~R&D Reinvest Rate	Bonus % of Target

-4.8%	-$0.150	0.0%

-2.6%	-$0.080	46.0%	0.4%	0.0%	14.75%	0.0%

-2.2%	-$0.070	57.0%	1.4%	2.0%	15.00%	2.0%

-1.4%	-$0.045	68.0%	2.4%	4.0%	15.25%	4.0%

-1.1%	-$0.035	72.0%	3.4%	6.0%	15.50%	6.0%

-0.6%	-$0.020	76.0%	4.4%	8.0%	15.75%	8.0%

	Target	80.0%	5.4%	10.0%	16.00%	10.0%

1.0%	$0.030	84.0%	6.4%	13.8%	16.25%	13.8%

1.9%	$0.060	88.0%	7.4%	17.5%	16.50%	17.5%

2.6%	$0.080	92.0%	8.4%	21.3%	16.75%	21.3%

3.2%	$0.100	96.0%	9.4%	25.0%	17.00%	25.0%

If the Company’s performance exceeds the highest performance level shown above for one or more of the specified performance measures (i.e., 2010 Adjusted EPS, 2010 Revenue Growth, and 2010 R&D Reinvestment Rate), the “% of Target Bonus Amount” achieved with respect to that performance measure will be the maximum “% of Target Bonus Amount” specified for that performance measure. For example, if 2010 Adjusted EPS equals EPS Target + $0.11, the “% of Target Bonus Amount” will nonetheless be 96% for that performance measure.

If actual results for any one or more of the performance measures falls between the performance levels shown above, the bonus will be prorated accordingly.

Each component of the Target Bonus Multiplier will be determined independently of each other component of the Target Bonus Multiplier; provided that no bonus will be payable in the event the Company’s 2010 Adjusted EPS does not exceed the Threshold EPS.

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